Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Apexigen, Inc. (formerly known as Brookline Capital Acquisition Corp.) on Amendment No. 1 to Form S-1 (File No. 333-266846) of our report dated April 7, 2022, which includes an explanatory paragraph as to Brookline Capital Acquisition Corp.’s (now known as Apexigen, Inc.) ability to continue as a going concern, with respect to our audits of the financial statements Brookline Capital Acquisition Corp. (now known as Apexigen, Inc.) as of December 31, 2021 and 2020, for the year ended December 31, 2021, and for the period from May 27, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, TX

September 1, 2022